UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014

WORLD SURVEILLANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32509	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 10, 2014, World Surveillance Group Inc. (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Great West Resources, Inc. (“Parent”), Orbital Satcom Corp., a wholly owned subsidiary of Parent (the “Purchaser”), and Global Telesat Corp., a wholly owned subsidiary of the Company (“GTC”).  Pursuant to the APA, GTC sold to Purchaser certain of its contracts with Globalstar, Inc. and Globalstar LLC (the “Globalstar Contracts”) as well as certain customers but only as to their business that is directly and exclusively related to the Globalstar Contracts in return for a cash purchase price of $250,000.  GTC specifically retained all assets and its business other than the Globalstar Contracts, including the appliqués acquired under the Globalstar Contracts, its e-commerce mobile satellite solutions portal through which it resells satellite telecommunications equipment and services offered by other leading satellite network providers such as Inmarsat, Iridium, Globalstar and Thuraya, its Amazon and E-Bay online stores, and its subscription based online tracking portal called GTCTrack, designed to attract new satellite and GSM tracking customers by offering an easy-to-use interface and compatibility with a wide range of devices.  The Company intends to use the funds received to focus on the continued growth of GTC’s business following this deal and for other general working capital purposes.

On December 10, 2014, the Company entered into a Non-Exclusive License Agreement with GTC, Parent and Purchaser whereby GTC granted to Purchaser a fully-paid, irrevocable and non-exclusive license to use its appliqués for a ten (10) year period in return for a license fee equal to $2,000,000 of common stock of Parent, with the shares being valued on the basis of the closing price of Parent’s stock on the day immediately preceding closing, or 2,222,222 shares of Parent’s common stock.  GTC has granted Purchaser (i) a right of first refusal to purchase some or all of the appliqués at their depreciated book value as set forth in the Company’s most recent filing with the Securities and Exchange Commission (the “Depreciated Book Value Price”) upon a bankruptcy event, and (ii) a right to receive notice if GTC receives a third party offer to purchase any of the appliqués and the right to make a competing offer which may not be below the Depreciated Book Value Price.  GTC, Parent and Purchaser also agreed to enter into a value added reseller agreement for a ten (10) year period whereby GTC shall receive a discount of 25% off the standard pricing given to any of Purchaser’s or Parent’s VARs or distributors on messaging air-time.

On December 10, 2014, the Company and GTC entered into a Separation Agreement with David Phipps whereby he resigned his employment and all positions as an officer or director with GTC but agreed to provide, among other things, various transitional services to the Company to assist in the running of the business of GTC on initially a full-time basis, but then on a part-time as needed basis, in return for a transitional services payment of $25,000. In the Separation Agreement, Mr. Phipps agreed to waive his rights to all amounts owed to him by GTC or the Company other than fifty percent of any employment compensation owed at the time of the deal, and in return for that and a full release of the Company and GTC, GTC and the Company released Mr. Phipps from various obligations, including his non-competition obligations, pursuant to his employment agreement and a Stock Purchase Agreement dated May 25, 2011.

On December 10, 2014, the Company and GTC entered into a Consulting Agreement with Trident Aerial Recon LLC to assist the Company with the operation of the business of GTC for a consulting fee of $5,000 per month.

On December 10, 2014, the Company entered into certain Stock Purchase Agreements (the “Stock Agreements”) with various purchasers for the sale of an aggregate of 7,000,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, of Drone Aviation Holding Corp. (the “Preferred Stock”) held by the Company for an aggregate purchase price of $475,000. The Company intends to use the funds received to continue the development of the Argus One airship and for other general working capital purposes.

On December 10, 2014, the Company entered into a Share Cancellation and Assignment Agreement (the “Share Cancellation Agreement”) with Denville and Dover Fund LLC (“Denville”).  Pursuant to the Share Cancellation Agreement, Denville (i) returned 31,428,571 shares of the Company’s common stock for cancellation, (ii) terminated its right of first refusal on future financings, its registration rights, certain anti-dilution rights, and various other rights pursuant to a Stock Purchase Agreement dated May 5, 2014 between the parties, and (iii) terminated a Consulting Agreement between the parties dated May 5, 2014. In return for the rights given up by Denville in the Share Cancellation Agreement, the Company agreed to transfer 3,000,000 shares of Preferred Stock of Drone Aviation Holding Corp. held by the Company to Denville.

No underwriting discount or commissions were paid in connection with the agreements described above or the transactions thereunder.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated December 10, 2014

10.2	Non-Exclusive License Agreement, dated December 10, 2014
10.3 10.4	Separation Agreement, dated December 10, 2014 Consulting Agreement, dated December 10, 2014
10.5	Share Cancellation and Assignment Agreement, dated December 10, 2014

10.6	Form of Stock Purchase Agreement, dated December 10, 2014

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that the Company  may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Surveillance Group Inc.
(Registrant)

Date: December 16, 2014	/s/ Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer